Exhibit 95
MINE SAFETY DISCLOSURE
We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 69 and 43 inspections at 30 and 25 of our mines during the years ended December 31, 2017 and 2016, respectively. There were 15 and 5 reportable citations or orders following 8 and 4 of those inspections during the years ended December 31, 2017 and 2016, respectively. The chart below contains information regarding certain mining safety and health citations or orders that MSHA issued during the years ended December 31, 2017 and 2016 associated with our mining operations. With respect to this information, it should be noted that: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount or dismissed.

(dollars in thousands)	Year Ended		Year Ended
	December 31, 2017		December 31, 2016
Name of Mine	Section 104[1]	Proposed Assessments[2]	Section 104[1]	Proposed Assessments[2]
Bee Rock Quarry	—	—	1	0.3
Capay Facility	1	0.3	—	—
Conrock	—	—	1	0.3
Lockwood Quarry	—	—	4	2.0
N50	2	1.9	—	—
Rosemary Quarry	—	—	4	1.0
Singer Pit	—	—	1	1.4
Swan Pit	1	1.2	—	—
Wade Sand	—	—	1	0.1
Walker Pit	—	—	1	0.3
Whatcom Plant	1	0.4	1	0.1
Total	5	$3.8	14	$5.5
1The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which the operator received a citation from the MSHA.
2The total dollar value of proposed assessments from the MSHA under the Mine Act.

During the years ended December 31, 2017 and 2016, with respect to our mines:

•
For the years ended December 31, 2017 and 2016, MSHA did not issue any order requiring persons to be withdrawn from the areas affected by any alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.

•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.

•	We did not experience any mining-related fatalities.

•
We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or written notice of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

•
MSHA did not issue any citations and orders for an alleged unwarrantable failure of the mine operator to comply with mandatory health or safety standards under Section 104(d) of the Mine Act during the years ended December 31, 2017 and December 31, 2016.

•
MSHA issued one imminent danger order requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act during the year ended December 31, 2017 and did not issue any imminent danger orders during the year ended December 31, 2016.

None of the citations issued during the year ended December 31, 2017 and 2016 are the subject of a formal appeal before the Federal Mine Safety and Health Review Commission.

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